EXHIBIT 23

                             CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS



Technisource, Inc.
Fort Lauderdale, Florida

We consent to the incorporation by reference in the registration statement on Form S-8 of Technisource, Inc. of our report dated February 19, 1999, relating to the consolidated balance sheets of Technisource, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of Technisource, Inc.

KPMG LLP

Fort Lauderdale, Florida
March 31, 1999